Exhibit 99.2

For more information, contact:

Name: McCall Butler

AT&T Corporate and Financial Communications

Phone: 404-986-0456

Email: mb8191@att.com

AT&T INC. ANNOUNCES FINAL RESULTS OF ITS CASH OFFERS FOR RETAIL HOLDERS ONLY

Dallas, Texas, February 27, 2018 — AT&T Inc. (NYSE: T) (“AT&T”) announced today the final results of its five separate offers to purchase for cash (the “Cash Offers”), any and all of the outstanding notes listed in the table below which have a special mandatory redemption provision (collectively, the “Old Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase dated February 15, 2018 (the “Offer to Purchase” and, together with the accompanying notice of guaranteed delivery and electronic transmission of certification of eligibility to participate, the “Cash Offer Documents”).

The Cash Offers expired at 5:00 p.m., New York City time, on February 22, 2018. Based on the amount of Old Notes tendered in the Cash Offers and in accordance with the terms of the Cash Offers, AT&T accepted, on February 27, 2018, the Old Notes validly tendered and not validly withdrawn pursuant to the Cash Offers as set forth in the table below.

Title of Series of Old Notes to be Purchased	Principal Amount Outstanding (mm)	ISIN No.	Maturity Date	Principal Amount Tendered(1)	Principal Amount AT&T Accepted
Floating Rate Global Notes due 2023	€1,250	XS1629866606	September 4, 2023	€11,650,000	€11,650,000
1.050% Global Notes due 2023	€750	XS1629865897	September 4, 2023	€5,200,000	€5,200,000
1.800% Global Notes due 2026	€1,750	XS1629866192	September 4, 2026	€500,000	€500,000
2.350% Global Notes due 2029	€1,500	XS1629866275	September 4, 2029	€400,000	€400,000
3.550% Global Notes due 2037	£1,000	XS1634248865	September 14, 2037	£825,000	£0

(1)	Reflects the aggregate principal amount of each series of Old Notes (i) that have been validly tendered and not validly withdrawn, at or prior to February 22, 2018 or (ii) with respect to which a properly completed and duly executed notice of guaranteed delivery and all other required documents were delivered at or prior to February 22, 2018 and that were tendered pursuant to the Cash Offers at or prior to 5:00 p.m., New York City time, on February 26, 2018 pursuant to guaranteed delivery procedures, based, in each case, on information provided by the tender agent to AT&T.

In connection with the settlement of the Cash Offers, AT&T paid aggregate total consideration of (i) €11,766,500 for the Floating Rate Global Notes due 2023, plus accrued and unpaid interest of €14,331.11; (ii) €5,252,000 for the 1.050% Global Notes due 2023, plus accrued and unpaid interest of €26,327.66; (iii) €505,000 for the 1.800% Global Notes due 2026, plus accrued and unpaid interest of

February 27, 2018
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€4,339.73 and (iv) €404,000 for the 2.350% Global Notes due 2029, plus accrued and unpaid interest of €4,532.60, in each case for the respective series of Old Notes validly tendered and accepted for purchase pursuant to the Cash Offers. The 3.550% Global Notes due 2037 were not accepted because the minimum condition in the offer to exchange the 3.550% Global Notes due 2037 pursuant to the Offering Memorandum, dated February 15, 2018, was not satisfied.

Interest ceased to accrue on February 27, 2018 for all Old Notes accepted, including those tendered through the guaranteed delivery procedures.

Only holders who were not (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and who were not (ii) non-U.S. persons (as defined in Rule 902 under the Securities Act) located outside of the United States within the meaning of Regulation S under the Securities Act, other than “retail investors” in the European Economic Area (for these purposes, a retail investor means a person who is one (or more) of: (x) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (y) a customer within the meaning of Directive 2003/71/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (z) not a qualified investor as defined in the Prospectus Directive), or non-“accredited investors”, as such term is defined in National Instrument 45-106 – Prospectus Exemptions and section 73.3(1) of the Securities Act (Ontario), located or resident in a province of Canada, were authorized to participate in the Cash Offers.

Only Cash Offer Eligible Holders who delivered an electronic submission of certification, certifying that they are a Cash Offer Eligible Holder, were authorized to participate in the Cash Offers.

This press release is not an offer to sell or a solicitation of an offer to buy any of the securities described herein. The Cash Offers were made solely by the Cash Offer Documents and only to such persons and in such jurisdictions as is permitted under applicable law.

Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, Merrill Lynch International and RBC Europe Limited acted as the Joint-Lead Dealer Managers for the Cash Offers. Lucid Issuer Services Limited acted as the tender agent and information agent for the Cash Offers. Questions related to the Cash Offers may be directed to Lucid Issuer Services at +44 (0) 20 7704 0880.

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February 27, 2018
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CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this news release contains forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission and the Offer to Purchase related to the Cash Offers. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

February 27, 2018
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